Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GREENLIGHT

The following discussion and analysis of the financial condition and results of operations of GreenLight Biosciences, Inc. and its consolidated subsidiaries should be read together with GreenLight’s audited consolidated financial statements as of and for the years ended December 31, 2021, and 2020, together with the related notes thereto, filed as Exhibit 99.1 to the Current Report on Form 8-K containing this Exhibit 99.2 (the “2021 Consolidated Financial Statements”). This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 being filed concurrently with this Current Report on Form 8-K (the “Annual Report”). All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For purposes of this section, all references to “we,” “us,” “our,” “GreenLight” or the “Company” refer to GreenLight and its consolidated subsidiaries. Capitalized terms used but not defined herein have the respective meanings given to them in the Annual Report.

Overview

GreenLight Biosciences, Inc. is a pre-commercial stage synthetic biology company with a proprietary cell- free ribonucleic acid (RNA) production platform for the discovery, development and commercialization of high- performing products to promote healthier plants, foods, and people. Our vision is to pave the way for a sustainable planet through widely available and affordable RNA products. We are developing RNA products for plant and life science applications to advance crop management, plant protection, animal health, vaccine development and pandemic preparation. We have a pipeline of product candidates across various stages of development.

Since our inception in 2008, we have devoted substantially all of our efforts and financial resources to conducting research and development activities for our programs, acquiring, in-licensing, and discovering product candidates, securing related intellectual property rights, raising capital and organizing and staffing our company. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily with proceeds from the sale of preferred stock and to a lesser extent proceeds from the issuance of convertible notes and debt financing. From our founding through December 31, 2021, we have raised an aggregate of approximately $218.8 million of net proceeds from the sale of our preferred stock, and from 2020 to 2021 we have raised $67.0 million from the issuance of debt and convertible notes (including approximately $13.5 million from the PIPE Prepayment).

We have incurred significant operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $53.3 million and $112.3 million for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2020, and December 31, 2021, we had an accumulated deficit of $141.3 million and $253.6 million, respectively. We expect to continue to incur significant expenses and increasing operating losses. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	conduct field and clinical trials for our product candidates;

•	continue to develop additional product candidates;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, scientific manufacturing and commercial personnel;

•

expand external and/or establish internal commercial manufacturing sources and secure supply chain capacity sufficient to provide commercial quantities of any product candidates for which we may obtain regulatory approval;

•	acquire or in-license other product candidates and technologies;

•	seek regulatory approvals for any product candidates that successfully complete field trials or clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval; and

•

add operational, financial and management information systems and personnel to support our product development, clinical execution and planned future commercialization efforts, as well as to support our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through the sale of equity securities, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements or arrangements as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our product candidates and delay or discontinue the pursuit of potential in-license or acquisition opportunities.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations. The Company expects that its existing cash and cash equivalents of $31.4 million as of December 31, 2021 (including approximately $13.5 million of the PIPE Prepayment), together with the net proceeds of the Business Combination and PIPE Financing described in more detail below, will not be sufficient to fund its operations for twelve months from the date we issued our consolidated financial statements for the years ended December 31, 2020 and 2021. We received net proceeds from the Business Combination of approximately $111.4 million and we are evaluating a range of opportunities to extend cash runway, including management of program spending, platform licensing collaborations and potential financing activities.

Response to COVID-19

In response to the ongoing global COVID-19 pandemic, we established a cross-functional task force and have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and our business. Our operations are considered an essential business and we have been allowed to continue operating under governmental restrictions during this period. We have taken measures to continue our research and development activities, while work in laboratories and facilities has been organized to reduce risk of COVID-19 transmission. The extent of the impact of the COVID-19 pandemic on our business, operations and product development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our field trial completion, clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. While we are experiencing limited financial and operational impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition and results of operations ultimately could be materially adversely affected. We continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans, clinical development plans and response strategy.

Recent Developments

Business Combination and Public Company Costs

On August 9, 2021, GreenLight entered into the Business Combination Agreement with ENVI and Merger Sub. On February 2, 2022, GreenLight consummated the Business Combination, pursuant to which Merger Sub merged with and into GreenLight, with GreenLight surviving the Merger as a wholly owned subsidiary of ENVI. On February 2, 2022, in connection with the consummation of the Merger, ENVI changed its name to GreenLight Biosciences Holdings, PBC and became a public benefit corporation.

Immediately before the closing of the Business Combination, ENVI held approximately $207.0 million in a trust account for its public stockholders. In connection with the Business Combination, ENVI’s public stockholders redeemed shares of public common stock for $194.9 million, and the funds remaining after such redemptions became available to finance transaction expenses and the future operations of New GreenLight. In connection with the Business Combination, ENVI entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 12.4 million shares of ENVI Class A Common Stock (the “PIPE Financing”). The PIPE Financing was consummated on February 2, 2022 and resulted in gross proceeds of approximately $136.4 million (of which $35.3 million was advanced to GreenLight by the Prepaying PIPE Investors). Of the advance, $13.5 million had been received as of December 31, 2021.

For more information about the advancement of a portion of the purchase price payable in the PIPE Financing, see “—Liquidity and Capital Resources—Advancement of a Portion of the Purchase Price of the PIPE Financing”.

The Merger was accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, GreenLight was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity will represent the continuation of the consolidated financial statements of GreenLight in many respects. The shares of ENVI remaining after redemptions of shares of ENVI public common stock and the unrestricted net cash and cash equivalents on the date the Business Combination was consummated were accounted for as a capital infusion to GreenLight.

The most significant change in GreenLight’s financial position and results of operations resulting from the consummation of the Business Combination (including the PIPE Financing) was an estimated cash inflow (as compared to GreenLight’s balance sheet at December 31, 2021) of approximately $136.4 million, prior to payment of the transaction costs. Total direct and incremental transaction costs are estimated at approximately $25.0 million, which was treated as a reduction of the cash proceeds with capital raising costs being deducted from GreenLight’s additional paid-in capital. Cash on hand after giving effect to the Merger will be used for general corporate purposes, including advancement of our product development efforts.

As a consequence of the Business Combination, GreenLight effectively became the successor to a publicly traded and Nasdaq-listed company, which will require GreenLight to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. GreenLight expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Financial Overview

Components of Our Results of Operations

Revenue

Through December 31, 2021, we have not recognized any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the next several years. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

All of our revenue through December 31, 2021 has been derived from collaboration and license agreements with Ingredion Incorporated (“Ingredion”), which we entered into in 2015 and subsequent periods and, to a lesser extent, from private grants from the Bill & Melinda Gates Foundation. To support COVID-19-related work, GreenLight reassigned resources from the collaboration with Ingredion. When Ingredion decided to take a different technical direction, the parties mutually agreed to end the collaboration and the Ingredion Agreements, and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.

Collaboration and License Agreements with Ingredion

In December 2015, we entered into a research collaboration with Ingredion to develop a semi-continuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. We subsequently entered into an exclusive license agreement with Ingredion and several amendments to both the collaboration agreement and the license agreement (collectively, the “Ingredion Agreements”). Under the Ingredion Agreements, we agreed to perform specified research and development services for Ingredion, and we granted Ingredion an exclusive license to related intellectual property rights in exchange for milestone and royalty payments.

Under the Ingredion Agreements, we were entitled to receive milestone payments upon the achievement of six separate milestones and, after achievement of a specified milestone, royalties on net sales by Ingredion of products based on the licensed technology. No milestones had been achieved at the time of termination of the Ingredion Agreement.

On September 30, 2021, we received a notice of termination from Ingredion terminating the Master Collaboration Agreement, the Exclusive License Agreement as then in effect, and any specific collaboration projects pursuant thereto.

We recognized funded research and collaboration revenue in 2019 and 2020, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses. No collaboration revenue was recognized in the year ended December 31, 2021.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. We were approved to receive a grant of $3.3 million in the aggregate. As of December 31, 2021, we had received the entire grant amount, of which $1.0 million was recorded as deferred revenue as of that date. The grant agreement provides for payments to reimburse qualifying costs, including general and administrative costs, incurred to perform our obligations under the agreement. Revenue from this grant agreement is recognized as the qualifying costs related to the grant are incurred, and any amounts received in excess of revenue recognized are initially recorded as deferred revenue on our consolidated balance sheets and later recognized as revenue when qualified costs are incurred. The revenue recognized in 2020 and 2021 under the grant was related to qualifying research and development expenditures that we incurred. The research supported by this grant is expected be completed by the end of May 2022.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts and the development of our product candidates. We expense research and development costs as incurred. These expenses include:

Program expenses

•

external research and development expenses incurred under agreements with CMOs, CROs, universities and research laboratories that conduct our field trials, preclinical studies and development services;

•	costs related to manufacturing material for our field trials and preclinical studies;

•	laboratory supplies and research materials;

•	payments made in cash or equity securities under third-party licensing agreements and acquisition agreements;

•	costs to fulfill our obligations under the grant agreement with the Bill & Melinda Gates Foundation; and

•	costs related to compliance with regulatory requirements;

Personnel expenses

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, and other related costs for employees involved in research and development efforts;

Facilities and other expenses

•	costs of outside consultants engaged in research and development functions, including their fees and travel expenses; and

•	facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent, utilities, and insurance.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our field trials and preclinical studies or other services performed.

This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

Our direct research and development expenses are not tracked on a program-by-program basis for our product candidates and consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our pre-clinical development, field trials, process development, manufacturing, and clinical development activities. Our direct research and development expenses by program also include fees incurred under license, acquisition and option agreements. We do not allocate costs associated with our discovery efforts, laboratory supplies, employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our pre-clinical development, field trials, process development, manufacturing, and clinical development activities. We expect that our research and development expenses will continue to increase as we continue our current discovery and research programs, initiate new research programs, continue development of our product candidates and conduct future field and clinical trials for our product candidates.

General and Administrative Expenses

General and administrative expense consists primarily of employee-related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs. General and administrative expense also includes professional services, including legal, accounting and audit services, consulting fees and facility costs not otherwise included in research and development expenses, insurance, and other general administrative expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Other (Expense) Income, Net

Other (expense) income, net consists of interest income, interest expense and any change in the fair value of our warrant liabilities.

Interest Income

Interest income consists of income earned in connection with our investments in money market funds.

Interest Expense

Interest expense consists of interest on outstanding borrowings under our loan agreements with Trinity Capital, Silicon Valley Bank, and Horizon Technology Finance, our PIPE Notes, and tenant improvement loans payable with our lessors. Interest expense also includes interest accrued on convertible notes outstanding as well as amortization of debt discount and debt issuance costs.

Fair value of Warrant Liabilities

Change in fair value of warrant liabilities consists of the remeasurement gains or losses associated with changes in the fair value of the warrant liabilities. Until settlement, fluctuations in the fair value of our warrant liabilities are based on the remeasurement at each reporting period.

Provision for Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. There is no provision for income taxes for the years ended December 31, 2020 and 2021, as we have historically incurred net operating losses, and expect to continue to generate net operating losses. Based on this history of net operating losses, we also maintain a full valuation allowance against our deferred tax assets.

Results of Operations

Comparison of the Years Ended December 31, 2020, and 2021

The following table summarizes our results of operations for the years ended December 31, 2020, and 2021:

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Collaboration Revenue	$962	$—	$(962)
Grant Revenue	785	1,595	810

Total Revenue	1,747	1,595	(152)
Operating Expenses:
Research and development	42,866	89,832	46,966
General and administrative	11,165	20,321	9,156

Total operating expenses	54,031	110,153	56,122

Loss from operations	(52,284)	(108,558)	(56,274)

Other income (expense):
Interest income	83	37	(46)
Interest expense	(1,028)	(2,419)	(1,391)
Change in fair value of warrant liability	(22)	(1,370)	(1,348)

Total other expense, net	(967)	(3,752)	(2,785)

Net loss	$(53,251)	$(112,310)	$(59,059)

Collaboration Revenue

There was no collaboration revenue for the year ended December 31, 2021, compared to the collaboration revenue of $1.0 million for the year ended December 31, 2020, all of which was derived from the collaboration with Ingredion. The decrease resulted from our decision to pause the efforts under the Ingredion collaboration program in April 2020 to focus on other research priorities, including efforts to develop a COVID-19 vaccine. The parties mutually agreed to end the collaboration and the Ingredion Agreements, and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.

Grant Revenue

Grant revenue was $1.6 million for the year ended December 31, 2021, compared to grant revenue of $0.8 million for the year ended December 31, 2020. All of our grant revenue is derived from a grant made by the Bill & Melinda Gates Foundation in July 2020. The increase in grant revenue resulted from the timing of the grant, which occurred in the third quarter of 2020. We recognized three months of grant revenue in the year ended December 31, 2020, compared to twelve months of grant revenue recognized in the year ended December 31, 2021.

Research and Development Expenses

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Program expense	$16,368	$36,323	$19,955
Personnel costs	19,645	35,844	16,199
Other	6,853	17,665	10,812

Total research and development expenses	$42,866	$89,832	$46,966

Research and development expense was $89.8 million for the year ended December 31, 2021, compared to $42.9 million for the year ended December 31, 2020. The increase of $47.0 million resulted primarily from increased program and personnel expenses. The increase in program expenses of $20.0 million was primarily comprised of a $13.3 million increase related to laboratory supply costs incurred to acquire, develop, and manufacture study and trial materials for our preclinical programs, primarily the COVID-19 program; a $5.2 million increase related to costs incurred for research collaborations and licensing technology for our preclinical program; and a $2.7 million increase in costs incurred for foundational research and development efforts to support advancement of all programs. These increases in expenses were partially offset by a $1.8 million decrease in license fees related to our plant health programs during the year ended December 31, 2021.

The Company’s headcount supporting research and development activities was 257 at December 31, 2021, compared to 144 at December 31, 2020. The increase in headcount generated additional personnel-related costs of $16.2 million. Other research and development costs increased by approximately $10.8 million, primarily related to a $7.0 million increase in facilities costs related to the expansion of laboratory and manufacturing space to support our research activities and a $2.9 million increase in professional fees to support the advancement of our various preclinical programs.

General and Administrative Expenses

General and administrative expense was $20.3 million for the year ended December 31, 2021, compared to $11.2 million for the year ended December 31, 2020. The increase of $9.2 million was primarily due to a $3.6 million increase in professional services fees to support the Business Combination Agreement; an increase of $3.5 million in personnel-related costs in general and administrative functions, which resulted from increased headcount supporting general and administrative activities from 16 at December 31, 2020 to 28 at December 31, 2021; and an increase of $2.1 million related to facilities and other administrative expenses.

Interest Income

For the year ended December 31,2021, interest income decreased by an insignificant amount.

Interest Expense

Interest expense was $2.4 million for the year ended December 31, 2021, compared to $1.0 million for the year ended December 31, 2020. The increase of $1.4 million is primarily related to interest accrued on the Convertible Notes issued in April 2020 and on various loan agreements entered during 2021.

Change in Fair Value of Warrant Liabilities

Expense attributable to the change in fair value of warrant liabilities was $1.4 million for the year ended December 31, 2021, and an insignificant amount for the year ended December 31, 2020. The entire increase of $1.3 million in the fair value of our warrant liabilities was due to the increase in the estimated fair value of our preferred stock and common stock underlying the outstanding warrants.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock and to a lesser extent through the issuance of convertible notes and debt financings. From our founding through December 31, 2021, we have raised an aggregate of approximately $218.8 million of net proceeds from the sale of our preferred stock, and from 2020 to 2021 we have raised $67.0 million from the issuance of debt and convertible notes (including approximately $13.5 million from the PIPE Prepayment). As of December 31, 2021, we had cash and cash equivalents of $31.4 million (including approximately $13.5 million of the PIPE Prepayment).

Business Combination and PIPE Financing

In February 2022, GreenLight consummated the Business Combination with ENVI, which generated gross proceeds to New GreenLight of approximately $136.4 million, including $124.3 million from the PIPE Financing (of which $13.5 million was advanced to GreenLight in December 2021 and of which an additional $21.8 million was advanced to GreenLight in January 2022, as described below) and $12.1 million from the trust account (after redemptions). The gross proceeds do not reflect estimated transaction costs of approximately $25.0 million. For more information, see “—Recent Developments—Business Combination and Public Company Costs” above.

Advancement of a Portion of the Purchase Price of the PIPE Financing

In December 2021, certain PIPE Investors (together, the “Prepaying PIPE Investors”), committed to advancing to GreenLight an aggregate of $35.3 million of the purchase price payable in the PIPE Financing through the purchase of convertible instruments (the “Instruments”) pursuant to the terms of a Convertible Instrument Investment Agreement (the “Investment Agreement”) among GreenLight and the Prepaying PIPE Investors. As of December 31, 2021, $13.5 million was received, and the remainder was received in January 2022. The Instruments had a maturity date 12 months after the date of issuance (or, if earlier, upon an event of default specified in the Instruments) and bore interest at the minimum applicable federal rate per annum, which interest was payable at maturity.

At the closing of the PIPE Financing, ENVI accepted the tender by the Prepaying PIPE Investors of their Instruments as payment toward the purchase price under the Prepaying PIPE Investors’ Subscription Agreements in an amount equal to the outstanding principal amount of the Instruments. GreenLight paid the interest accrued on the Instruments through the date of the closing of the PIPE Financing in cash, and the Instruments were canceled.

Horizon Loan Agreement

In December 2021, GreenLight entered into a loan and security agreement with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP (together, “Horizon”), which provided for a term loan facility in an aggregate principal amount of up to $25.0 million, $15.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after June 30, 2022. Under the agreement, in January 2022 the lenders were granted 10-year warrants to purchase shares of common stock of GreenLight. The warrants are exercisable in the aggregate for a number of shares equal to 3% of the total term loan facility (assuming we borrow the full facility amount of $25.0 million) divided by the exercise price of the warrants. Upon the closing of the Business Combination, the warrants became warrants to purchase shares of New GreenLight Common Stock based on the exchange ratio under the Business Combination Agreement.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning February 1, 2023 (or August 1, 2023 if we borrow any of the remaining $10.0 million), with a scheduled final maturity date of July 1, 2025. We may prepay the term loans in full, but not in part, without premium or penalty, other than a premium equal to (i) 3% of the principal amount of any prepayment made within 12 months after the applicable funding date, (ii) 2% of the principal amount of any prepayment made between 12 and 24 months after the applicable funding date and (iii) 1% of the principal amount of any prepayment made more than 24 months after the applicable funding date. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, we must pay a final payment fee equal to 3.0% of the original principal amount of the funded term loans.

The agreement contains customary affirmative and negative covenants (including an obligation to maintain certain amounts of cash in accounts subject to springing control in favor of the lenders) and customary events of default; it does not contain a financial covenant. We granted a second-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to the lenders, which security interest is subordinated to the security interest granted to Silicon Valley Bank.

Silicon Valley Bank Loan Agreement

In September 2021, we entered into a loan and security agreement with Silicon Valley Bank, or SVB, providing for a term loan facility in an aggregate principal amount of up to $15.0 million, $10.0 million of which we borrowed at the closing and the remainder of which we may borrow following the achievement of certain milestones, but not after March 31, 2022. We have not borrowed any additional amounts from SVB at the time of this filing. At the closing, we granted SVB a 10-year warrant to purchase up to 51,724 shares of GreenLight Common Stock (assuming we borrow the entire $15.0 million from SVB). Upon the closing of the Business Combination, the warrants became warrants to purchase shares of New GreenLight Common Stock based on the exchange ratio under the Business Combination Agreement.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022, if the Company borrows any of the remaining $5.0 million), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. The Company may prepay the term loans in increments of $5.0 million and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid.

The loan and security agreement with SVB contains customary affirmative and negative covenants (including an obligation to maintain cash in accounts at SVB sufficient to repay all loan obligations) and customary events of default; it does not contain a financial covenant. We granted a first-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to SVB.

Trinity Capital Equipment Financing Agreement

In March 2021, we entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing with an aggregate borrowing capacity of $11.3 million, with up to $5.0 million available immediately and the remaining principal balance available to be drawn before September 2021. We entered into this loan to finance our capital purchases associated primarily with our research and manufacturing programs. The monthly payment factors for each draw are determined by Trinity based on the Prime Rate reported in the Wall Street Journal on the first day of the month in which an equipment financing schedule for such draw is executed, which as of December 31, 2021, is 3.25%. As of December 31, 2021, the Company had drawn the entire $11.3 million, which is repayable in monthly installments starting April 2021.

Other Financing Arrangements

In June and July 2020, the Company sold 60,184,332 shares of Series D Preferred Stock at a price of $1.8118 per share, resulting in net proceeds of $108.9 million.

In April and May 2020, the Company issued convertible promissory notes for net proceeds of $16.6 million (the “2020 Notes”). The 2020 Notes bore interest at 5% per annum and had a maturity date two years after their respective issuance dates. The 2020 Notes were only pre-payable with the consent of the holders. The Company was required to pay the outstanding principal amount of the 2020 Notes, together with any accrued but unpaid interest, on the respective maturity dates.

Upon the consummation of the Business Combination, all of the outstanding shares of GreenLight Preferred Stock and all of the 2020 Notes converted into shares of New GreenLight Common Stock.

Funding Future Operations; Going Concern

The Company expects that its existing cash and cash equivalents of $31.4 million as of December 31, 2021 (including approximately $13.5 million of the PIPE Prepayment), together with the net proceeds of the Business Combination and PIPE Financing, will not be sufficient to fund its operations for twelve months from the date we issued our audited consolidated financial statements for the years ended December 31, 2021, and 2020. As a result, there is substantial doubt about our ability to continue as a going concern for at least one year from the date of issuance of our financial statements, as discussed in Note 1 of the notes to our 2021 Consolidated Financial Statements.

Based on the net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents, we are evaluating a range of opportunities to extend cash runway, including management of program spending, platform licensing collaborations and potential financing activities.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development and field trials, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, in light of the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the design, initiation, timing, costs, progress and results of our planned clinical trials;

•	the progress of preclinical development and possible clinical trials of our current and future earlier- stage programs;

•	the scope, progress, results and costs of our research programs and preclinical development of any additional product candidates that we may pursue;

•	the development requirements of other product candidates that we may pursue;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•	the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EPA and other regulatory authorities;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•	the revenue, if any, received from commercial sales of any future product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.

Until we can generate product revenues to support our cost structure, if any, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation, dividend, redemption and other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

The following table summarizes our cash flows for each of the periods presented:

	YEARS ENDED DECEMBER		INCREASE/ (DECREASE)
	2020	2021
Net cash (used in) operating activities	$(46,599)	$(91,832)	$(45,233)
Net cash (used in) investing activities	(10,047)	(15,039)	(4,992)
Net cash provided by financing activities	125,848	(43,531)	(82,317)

Net increase (decrease) in cash, cash equivalents and restricted cash	$69,202	$(63,340)	$(132,542)

Operating Activities

Cash flows from operating activities represent the cash receipts and disbursements related to all our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating items such as depreciation, amortization, and stock-based compensation as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.

During 2021, net cash used in operating activities was $91.8 million. Net cash used in operating activities consists of net loss of $112.3 million, adjusted for non-cash items and the effect of changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation and amortization expense of $5.8 million, stock-based compensation of $2.0 million, change in fair value of warrant liabilities of $1.4 million, and non-cash interest expense of $0.8 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2021, consisted of a $11.9 million increase in accounts payable and other current liabilities, partially offset by a $0.9 million increase in prepaid expenses, other current assets and other non-current assets. The increase in accounts payable and other liabilities related to the timing of vendor invoicing and payments. The increase in prepaid expenses, other current assets and other non-current assets was primarily due to our increased level of research collaborations and manufacturing development activities related to our product candidates.

During 2020, operating activities used $46.6 million of cash, primarily resulting from our net loss of $53.3 million, adjusted for non-cash items and the effect of changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation and amortization expense including gain on disposal of $1.8 million, stock-based compensation of $0.7 million and non-cash interest expense of $0.6 million. Net cash provided by changes in our operating assets and liabilities for 2020 consisted primarily of a $5.1 million increase in accounts payable, accrued expenses, deferred revenue, and deferred rent, partially offset by a $1.5 million increase in prepaid expenses and other current assets. The increase in accounts payable and accrued expenses related to our increased level of operating activities and timing of vendor invoicing and payments. The increase in deferred revenue resulted from a grant payment we received from the Bill & Melinda Gates Foundation in 2020. The increase in prepaid expenses and other assets was due to our increased level of research collaborations and manufacturing development activities related to our product candidates.

Investing Activities

During 2021, investing activities used $15.0 million of cash consisting of purchases of property and equipment, of which a substantial majority related to purchases of laboratory equipment and facilities improvements for our manufacturing plant in Rochester, New York, construction of cleanrooms and preclinical manufacturing capacity in our facility in Burlington, Massachusetts, and laboratory construction in our facility in Woburn, Massachusetts.

During 2020, investing activities used $10.0 million of cash, consisting of purchases of property and equipment, of which a substantial majority related to laboratory and facilities improvements in Research Triangle Park, North Carolina and purchases of laboratory equipment and facilities improvements for our manufacturing facility in Rochester, New York.

Financing Activities

During 2021, financing activities provided $43.5 million of cash, consisting primarily of $24.9 million of net proceeds from secured term loans, $13.5 million of net proceeds from convertible debt issuances, and net proceeds of $10.4 million from a new secured debt agreement, partially offset by $2.9 million of deferred offering costs, $1.8 million of repayments on our secured debt, and $0.6 million of payments related to our capital lease obligations.

During 2020, financing activities provided $125.8 million of cash, consisting primarily of $108.9 million of net proceeds from the issuance of Series D Preferred Stock, $16.6 million of net proceeds from the issuance of convertible notes and $1.2 million provided by tenant improvement loans, which were partially offset by $0.9 million of repayments on our note payable, capital lease obligations and tenant improvement loans.

Contractual Obligations and Commitments

Operating Lease Obligations

We have non-cancelable operating lease obligations, consisting primarily of lease payment obligations for our facilities, including our headquarters in Medford, Massachusetts; clean rooms in Burlington, Massachusetts; office, laboratory and greenhouse space in Research Triangle Park, North Carolina; laboratory and office space in Woburn, Massachusetts; and our manufacturing facilities in Rochester, New York. The leases for these facilities expire on various dates through 2026, unless extended.

In October 2021, we entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with a commencement date of January 2022. The lease term expires in July 2033, unless extended. The base rent for this lease is $2.3 million per year, subject to a 3% increase each year.

See Note 18, Commitments and Contingencies — Operating Leases, of the notes to our 2021 Consolidated Financial Statements for further information on our future operating lease obligations

Purchase Obligations

In the normal course of business, we enter into contracts with third parties for field trials, preclinical studies and research and development supplies. These contracts generally do not contain minimum purchase commitments and provide for termination on notice, and therefore are cancellable contracts.

License Agreement Obligations

In December 2020, we entered into an assignment and license agreement with Bayer CropScience LLP (“Bayer”) under which we may be obligated to make milestone and royalty payments. These payment obligations are contingent upon future events, such as achieving certain development, regulatory, and commercial milestones or generating product sales. The timing of these events is uncertain; accordingly, we cannot predict the period during which these payments may become due. We have agreed to pay up to $2.0 million in milestone payments under this assignment and license agreement when certain development milestones are met. The Company assessed the milestones at December 31, 2020 and 2021, and concluded no such milestone payments were deemed probable nor due.

In August 2020, we entered into a license agreement with Acuitas Therapeutics, Inc. (“Acuitas”) under which we are obligated to make potential milestone payments, royalty payments, or both. These payment obligations are contingent upon future events, such as achieving certain clinical and regulatory milestones and generating product sales. Such payments are dependent upon the development of products using the intellectual property licensed under the agreements and are contingent upon the occurrence of future events. The potential clinical and regulatory milestone payments that Acuitas is entitled to receive is in the low double digit millions for the first option exercised. With respect to the sale of each licensed products, the Company is also obligated to pay Acuitas royalties in the low single digit percentages on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product. As of December 31, 2020 and 2021, none of these events were deemed probable and hence no expenses were recorded.

Debt Obligations

See Note 10, Debt, of the notes to our 2021 Consolidated Financial Statements for further information on our future debt repayment obligations.

Manufacturing Commitments and Obligations

In November 2021, we entered into the Samsung Agreements, pursuant to which we engaged Samsung as a contract development and manufacturing organization for our mRNA COVID-19 vaccine. Pursuant to the Samsung Agreements, we must, among other things, (a) pay Samsung service fees for its pharmaceutical development and manufacturing services, (b) purchase certain minimum quantities of drug products, and (c) pay Samsung, on a minimum take-or-pay basis for each year under the agreement, for our minimum purchase commitments, as determined under the terms of the Samsung Agreements. Based on our minimum purchase commitments, we expect to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials. Based on our current schedule, we expect to incur the substantial majority of these expenses in 2022 and a portion in the first quarter of 2023. For more information related to our arrangement and agreements with Samsung, please see the section of the Annual Report titled “Business—Our Manufacturing Platform—Our Manufacturing for Human Health (mRNA)”.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

While our significant accounting policies are described in more detail in Note 2 to our 2021 Consolidated Financial Statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Contract Revenue

We did not recognize any collaboration revenue in the year ended December 31, 2021. As of December 31, 2020, our collaboration revenues consisted solely of payments received under the Ingredion Agreements. We apply revenue recognition guidance in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Subtopic 606, Revenue from Contracts with Customers, or ASC 606, which we adopted on January 1, 2018, using the full retrospective method. Under ASC 606, we recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect consideration we are entitled to receive in exchange for the goods or services we transfer to our customer. All variable consideration, including milestones and royalties, is constrained and therefore not recognized until the cumulative revenue related to the consideration is no longer probable of reversal.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, we adjust the measure of performance and related revenue recognition. The Company has determined that the license and research and development services under the Ingredion Agreements are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC 606-10-26-33 states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.

We receive payments from our customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until we satisfy our obligations under these arrangements. Amounts are recorded as accounts receivable when our right to consideration is unconditional.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement provides for payments to reimburse qualifying costs, including, general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statement of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.

Stock-Based Compensation

We measure stock-based awards granted to employees, non-employees and directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options and the fair value of our common stock for restricted common stock awards. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees and directors and the period during which services are performed for non-employees. We use the straight-line method to record the expense of awards with service-based vesting conditions. We recognize stock-based compensation for performance awards based on grant date fair value over the service period to the extent achievement of the performance condition is probable.

The fair value of our stock option awards is estimated using a Black-Scholes option-pricing model that uses the following inputs: (1) fair value of our common stock, (2) assumptions we make for the expected volatility of our common stock, (3) the expected term of our stock option awards, (4) the risk-free interest rate for a period that approximates the expected term of our stock option awards, and (5) our expected dividend yield, if any.

Determination of the Fair Value of Common Stock

As there has not been a public market for our common stock, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (“OPM”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

These independent third-party valuations were performed at various dates, which resulted in estimated valuations of our common stock by our board of directors of $0.46 per share as of December 31, 2019, $0.65 per share as of August 1, 2020, $0.82 per share as of December 31, 2020, $1.74 per share as of May 1, 2021, $5.26 per share as of September 30, 2021, and $5.89 per share as of December 31, 2021. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development programs, including the status and results of our product candidates;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our common stock and our preferred stock;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biotechnology industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different. Following the consummation of the Business Combination, the fair value of New GreenLight Common Stock will be determined based on the quoted market price on the Nasdaq Capital Market.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is provided in Note 2 to our 2021 Consolidated Financial Statements.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

As of December 31, 2020 and 2021, we had cash and cash equivalents which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. As of December 31, 2021, we had $25.0 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.

Foreign Currency Exchange Risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.

Emerging Growth Company Status

New GreenLight is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New GreenLight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New GreenLight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New GreenLight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New GreenLight will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ENVI’s initial public offering, (b) in which New

GreenLight has total annual gross revenue of at least $1.07 billion, or (c) in which New GreenLight is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New GreenLight has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Internal Control Over Financial Reporting

In connection with the preparation and audit of our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, material weaknesses were identified in our internal control over financial reporting. Please see the sections of the Annual Report titled “Risk Factors—Risks Related to our Business and Industry—Our accounting predecessor, GreenLight, has identified material weaknesses in its internal controls of financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses or otherwise fail to maintain effective internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations” and “—During 2021, ENVI identified two material weaknesses in its internal control over financial reporting which may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations” for more information.